UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 26, 2007

Southwest Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Oklahoma	0-23064	73-1136584
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

608 South Main Street, Stillwater, Oklahoma		74074
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	405-372-2230

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 26, 2007, Stillwater National Bank and Trust Company, the principal subsidiary of Southwest Bancorp, Inc., entered into The Stillwater National Bank and Trust Company Directors’ Deferred Compensation Plan (2008 Plan Agreement); and The Stillwater National Bank and Trust Company Directors’ Deferred Compensation Plan (2007 Plan Agreement)—Amendment to Comply with Section 409A, with James M. Johnson, a member of the boards of directors of Southwest Bancorp, Inc. and Stillwater National Bank and Trust Company.

In summary, the 2008 Plan Agreement and the amended 2007 Plan Agreement, allow Mr. Johnson to defer 50% of his annual retainer and other board fees for such years until the earliest of the first fifteen days of the year immediately following the year in which he no longer serves as a director of Southwest or any of its affiliates; his death or disability; the occurrence of an unforeseeable financial emergency; or a change in control of Southwest Bancorp or Stillwater National. During the time of deferral the amounts deferred will earn interest each calendar quarter at an annualized rate equal to one percent less than the annualized rate earned by Stillwater National on its total earning assets for the previous quarter. The deferrals are not funded, and Mr. Johnson will remain a general creditor of Stillwater National for the amounts due under the Agreement. The amounts are intended to be deferred for federal income tax purposes until they are paid out. Other directors elected not to enter into the 2007 Plan Agreement or the 2008 Plan Agreement, although all directors of Stillwater National were eligible to enter such an agreement.

The principal purpose of the amendments to the 2007 Plan Agreement was to cause that agreement to comply with Section 409A of the Internal Revenue Code and related final regulations and guidance of the Internal Revenue Service.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2007, Southwest Bancorp, Inc. executed the Southwest Bancorp, Inc. and Affiliates Amended and Restated Severance Compensation Plan (the "Severance Plan") and Stillwater National Bank and Trust Company, the principal subsidiary of Southwest Bancorp, executed the Severance Plan and The Stillwater National Bank and Trust Company Amended and Restated Supplemental Profit Sharing Plan and Agreement (the "Supplemental Plan"). The principal purpose of the amendments to the Severance Plan and the Supplemental Plan was to cause them to comply with Section 409A of the Internal Revenue Code and related final regulations and guidance of the Internal Revenue Service. The amendments did not change the amounts or calculations of benefits under the Severance Plan or the Supplemental Plan except to the extent, if any, that such a change would result from delays in payouts that are required by 409A following a change in payment election or a change in control.

The Severance Plan entitles specified officers to receive lump-sum severance compensation following a qualifying termination of service equal to a percentage of their total annual base compensation in effect at the date of termination. For purposes of the Severance Plan, a qualifying termination of service is defined as either an involuntary termination of service or a voluntary termination of service for good reason, in either case within two years following a change in control. Rick Green, President and Chief Executive Officer and Vice Chairman of the boards of directors of Southwest Bancorp, Inc. and Stillwater National Bank and Trust Company; Kerby E. Crowell, Executive Vice President, Chief Financial Officer, and Secretary; Jerry Lanier, Executive Vice President, and Chief Lending Officer; Kimberly G. Sinclair, Executive Vice President and Chief Operating Officer; and Charles H. Westerheide, Executive Vice President and Treasurer are named executive officers in Southwest Bancorp’s Proxy Statement for the 2007 annual meeting and participate in the Severance Plan.

The Supplemental Plan provides deferred compensation to specified officers in amounts sufficient to ensure that they obtain the same profit sharing contribution as a percentage of compensation as do other officers and employees of Southwest without regard to the limitations of Southwest’s qualified Profit Sharing Plan. Mr. Green, Mr. Crowell, and Mr. Lanier participate in the Supplemental Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Bancorp, Inc.

December 31, 2007	By:	Kerby E Crowell

Name: Kerby E Crowell
Title: Executive Vice President, CFO and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	The Stillwater National Bank and Trust Company Directors’ Deferred Compensation Plan (2008 Plan Agreement)-James M. Johnson, dated December 26, 2007 (compensatory plan);
10.2	The Stillwater National Bank and Trust Company Directors’ Deferred Compensation Plan (2007 Plan Agreement)—Amendment to Comply with Section 409A-James M. Johnson, dated December 26, 2007 (compensatory plan);
10.3	10.3 The Stillwater National Bank and Trust Company Amended and Restated Supplemental Profit Sharing Plan and Agreement- Rick Green, dated December 27, 2007 (compensatory plan);
10.4	10.4 The Stillwater National Bank and Trust Company Amended and Restated Supplemental Profit Sharing Plan and Agreement- Kerby E. Crowell, dated December 27, 2007 (compensatory plan);
10.5	10.5 The Stillwater National Bank and Trust Company Amended and Restated Supplemental Profit Sharing Plan and Agreement-Jerry Lanier, dated December 27, 2007 (compensatory plan); and
10.6	10.6 Southwest Bancorp, Inc. and Affiliates Amended and Restated Severance Compensation Plan dated December 27, 2007 (compensatory plan).